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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the registration statements on Form S-8/S-3 (File No. 33-48889), Form S-8 (File Nos. 33-67456, 33-86152, 33-96114, and 33-65357), and Form S-3 (File No. 33-92796) of i-STAT
Corporation of our report dated January 31, 2000, except for the last paragraph of Note 11 as to which the date is March 16, 2000, relating to the consolidated financial statements and financial statement schedule, which report is included in this Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Selected Consolidated Financial Data".


PricewaterhouseCoopers LLP
Florham Park, New Jersey
March 30, 2000